Exhibit 99.1

CNET Networks Reports First Quarter 2006 Financial Results

- Total Revenues of $83.4 million

- Free Cash Flow of $20.0 million

- 116.8 Million Monthly Unique Users

SAN FRANCISCO, April 24, 2006 - CNET Networks, Inc. (Nasdaq: CNET) today reported results for the first quarter ended March 31, 2006.

“As we start off 2006, we are pleased with the overall health of the business and believe that our long-term prospects only continue to improve,” said Shelby Bonnie, chairman and chief executive officer of CNET Networks. “Although we are seeing more impact from transitions in our endemic categories in the first half of the year than we originally expected, our ability to grow our core brands and add new ones sets us up well as we continue to expand our audience and customer base ahead of the growing opportunity in Internet advertising.”

•	Total revenues for the first quarter equaled $83.4 million, a 17 percent increase compared to revenues of $71.2 million for the same period of 2005.

•	Operating income before depreciation, amortization and stock compensation expense was $9.2 million, a 47 percent increase compared to $6.2 million during the first quarter of 2005.

•	The profit margin of operating income before depreciation, amortization and stock compensation expense increased to 11 percent from 9 percent during the first quarter of 2005.

•	Excluding stock compensation expense in the first quarter of 2006, operating income equaled $1.7 million compared to $233,000 for the same period of 2005. On a reported basis, which includes $4.7 million of stock compensation expense in the first quarter of 2006, operating loss equaled $3.0 million during the quarter.

•	Net cash provided by operating activities for the first quarter of 2006 was $28.3 million, up from $9.5 million in the first quarter of 2005. Free cash flow for the first quarter of 2006 was $20.0 million compared to $4.4 million in the year ago quarter. Free cash flow is defined as net cash provided by operating activities less capital expenditures.

•	Excluding stock compensation expense and $1.3 million of gains on discontinued operations and investments, net income for the first quarter of 2006 was $2.3 million, or $0.01 per diluted share compared to a net loss of $365,000, or loss of $0.00 per diluted share, during the same period of 2005. On a reported basis, net loss for the first quarter of 2006 was $1.1 million, or a loss of $0.01 per diluted share. This compares with net income of $383,000, or $0.00 per diluted share during the first quarter of 2005.

•	A reconciliation of non-GAAP measures used in this release to the most comparable GAAP measure and further information regarding the company’s stock compensation expense, discontinued operations and unusual gains are included in the accompanying “Operating Income Reconciliation” and “Reconciliation of Net Gain (Loss) from Unusual Items.”

Business Review

•	CNET Networks’ global network of Internet properties reached an average of 116.8 million unique monthly users during the first quarter of 2006[1], an increase of 10 percent from the first quarter of 2005. Average daily page views increased to over 98.7 million during the first quarter[1], up 4 percent from the year-ago quarter.

•	As part of its effort to expand into new content categories with brands that engage passionate audiences, CNET Networks has recently added assets in the food category. The company acquired Chowhound, a thriving online community focused on the food and dining category. In addition, the company acquired the assets of Instant Comma, Inc., operators of Chow Magazine. CNET Networks will leverage the magazine’s editorial expertise, including recipes, how-to’s, and other food-related content to create an online destination for food enthusiasts, which will replace the magazine. The combination of Chowhound’s passionate community and Chow’s editorial expertise creates a strong platform from which CNET Networks can build a presence in the food and dining category in the coming months.

•	CNET Networks announced several new partnerships this quarter that bring its original video programming to television viewers nationwide. The deals illustrate the growing demand for original video programming that has already shown proven successful online, and underscore CNET and GameSpot’s positions as the category-defining brands in personal technology and gaming, respectively.

•	CNET recently announced plans to launch “CNET TV,” a new video-on-demand (VOD) offering that packages a selection of CNET’s popular video content for distribution on television and online. CNET TV will launch initially on TV in early June through partnerships with Cox Communications, TiVo, Inc., and TVN Entertainment, who will each offer the content through their own on-demand offerings. Online, CNET TV will launch in the second half of the year and will provide users a single destination where they can access all of CNET’s original video content. The new destination will also take advantage of the interactive nature of the Web, giving users the ability to program the content based on topics of interest, engage with CNET’s editorial personalities, build custom play lists they can share with friends, and click to buy products or read full reviews.

•	In March, GameSpot announced that it would produce two original series for Gameplay HD, the new gaming channel from VOOM HD Networks. The programming includes GameSpotting, a half-hour series of news, reviews and previews, and CinemAddicts, an hourly series featuring video games in a cohesive cinematic story.

•	Webshots launched “Webshots CollegeLive,” a feature that provides students from 4,100 colleges and universities in the US, UK and Canada a place to plan parties and events, share and comment on photos after the events, and connect with others. Webshots members with a .edu email address have access to a special Webshots-created section dedicated to their college, where students can share and view photos from students on their campus. Each college section can only be accessed with a .edu email address from that school, thereby allowing each college homepage to reflect the true spirit of its student body.

•	CNET Networks continues to focus on adding a broader segment of advertisers to the networks. During the first quarter, the company continued to expand its customer base and add new advertiser segments across the network, such as Sara Lee, BMW, and Victoria’s Secret. In addition, approximately 80 percent of the general consumer advertisers that did business with CNET Networks during 2005 continued to advertise with the company thus far in 2006.

•	During the quarter, CNET Networks maintained momentum in winning prestigious awards and recognition.

•	In February, ad agency Avenue A/Razorfish released its second annual Digital Media Outlook Report with a new section titled “Best of the Web.” CNET Networks was named Publisher of the Year in the Western Region and its CNET brand was named Publisher of the Year in the Technology Category. CNET Networks was one of only two publishers to receive more than one Best of the Web award.

•	CNET was also nominated for a prestigious National Magazine Award in the General Excellence Online category. The category recognizes outstanding magazine Internet sites, as well as online-only magazines and Weblogs that have a significant amount of original content.

•	In addition, this month, award nominations for the 10th annual Webby Awards were announced by The International Academy of Digital Arts and Sciences, and CNET Networks picked up a total of 7 nominations — more than any other company.

Business Outlook

For the second quarter of 2006, management anticipates total revenues of $88.5 million to $92 million. Including $5 million to $5.5 million in stock compensation expense, management estimates operating income between $900,000 and $4.4 million during the second quarter. Management expects operating income before depreciation, amortization and stock compensation expense of between $14 million and $18 million for the

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quarter. Excluding stock compensation expense of $0.03 to $0.04 per diluted share, the company anticipates second quarter earnings per diluted share to be in the range of $0.03 to $0.06. Including stock compensation expense, earnings per share is expected to be in the range of $0.00 to of $0.02 in the second quarter.

For the full-year 2006, management is revising its expectations. Management is now estimating total revenues to be in the range of $386 million and $403 million. Including $22 million to $24 million in stock compensation expense, management estimates operating income between $30.5 million and $38.5 million during 2006. Management expects operating income before depreciation, amortization and stock compensation expense to be between $86 million and $96 million. Excluding stock compensation expense of $0.13 to $0.14 per diluted share, earnings per diluted share is expected to be in the range of $0.31 and $0.37 for the year. Including stock compensation expense, earnings per share is expected to be in the range of $0.18 to $0.23 for the year.

More detailed guidance, as well as a table that reconciles operating income (loss) before depreciation, amortization, and stock compensation guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its first quarter 2006 financial results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, April 24, 2006. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 7912752. The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the sections entitled “Business Outlook” and “Guidance to the Investment Community” which sets forth our estimated financial performance for the second quarter and full year of 2006, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; a decrease in user activity on our sites due to competition or other factors, which could reduce advertising revenue generated by such user activities; reduced consumer activity or manufacturer marketing due to product lifecycles or product launch delays in the company’s content categories, which include technology, games and entertainment, business and community; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments

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based on a decline in our business or investments; an increase in the competitiveness of the market for qualified employees or changes in our stock price or volatility, both of which could increase our estimated stock compensation expenses for 2006; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2005 and subsequent Forms 10-Q and 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks is a global media company with some of the most important and valuable brands on the Web targeting passionate audiences. The company’s brands — such as CNET, GameSpot, TV.com, MP3.com, Webshots, BNET and ZDNet — serve the technology, games and entertainment, business, and community categories. CNET Networks was founded in 1993 and has always been “a different kind of media company” creating engaging media experiences through a combination of world-class content and technology infrastructure.

Investor Relations Contact: Cammeron McLaughlin (415) 344-2844 cammeron.mclaughlin@cnet.com	Media Contact: Martha Papalia (617) 225-3340 martha.papalia@cnet.com

[1]	CNET Networks January 2006 – March 2006 (internal log data)

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Consolidated Statements of Operations

Unaudited

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2006	2005
Revenues	$83,368	$71,224
Operating expenses:
Cost of revenues	41,565	36,316
Sales and marketing	23,174	17,905
General and administrative	14,178	10,764
Depreciation	4,731	3,915
Amortization of intangible assets	2,721	2,091

Total operating expenses	86,369	70,991
Operating income (loss)	(3,001)	233
Non-operating income (expense):
Realized gains on investments	882	568
Interest income	1,152	363
Interest expense	(659)	(780)
Other	140	(85)

Total non-operating income (expense)	1,515	66

Income (loss) before income taxes	(1,486)	299
Income tax expense (benefit)	38	96

Income (loss) from continuing operations	(1,524)	203
Discontinued operations
Income from operations of discontinued operations	422	180

Net income (loss)	$(1,102)	$383

Basic net income (loss) per share	$(0.01)	$0.00

Diluted net income (loss) per share	$(0.01)	$0.00

Shares used in calculating basic net income (loss) per share	149,115,657	144,847,388

Shares used in calculating diluted net income (loss) per share	149,115,657	151,392,920

(a) Stock compensation expense is included in the above expense categories:
Cost of revenues	$1,897	$—
Sales and marketing	886	—
General and administrative	1,944	—

	$4,727	$—

(a)	On January 1, 2006, CNET Networks adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). CNET Networks’ financial statements as of and for the three months ended March 31, 2006 reflect the impact of SFAS 123(R). Prior to adoption of SFAS 123(R), CNET Networks accounted for stock compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In accordance with APB 25, CNET Networks accounted for stock-based awards using the intrinsic value method. Since CNET Networks, adopted the modified prospective transition method, results for prior period have not been restated under the fair value method. Therefore, for periods prior to January 1, 2006, no stock-based compensation expense had been recognized in CNET Networks’ statement of operations as the exercise price of options granted equaled the estimated fair market value of the underlying stock at date of grant.

Consolidated Balance Sheets

Unaudited

(in thousands, except share data)

	March 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$74,158	$55,895
Investments in marketable debt securities	52,270	41,591
Accounts receivable, net	64,903	85,312
Other current assets	12,633	13,299

Total current assets	203,964	196,097
Restricted cash	2,248	2,248
Investments in marketable debt securities	9,833	12,432
Property and equipment, net	60,289	56,891
Other assets	16,736	18,465
Intangible assets, net	33,947	37,113
Goodwill	130,187	131,694

Total assets	$457,204	$454,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,113	$8,330
Accrued liabilities	45,660	50,887
Current portion of long-term debt	2,629	2,652

Total current liabilities	56,402	61,869
Non-current liabilities:
Long-term debt	139,114	139,114
Other liabilities	761	794

Total liabilities	196,277	201,777
Stockholders’ equity:
Common stock; $0.0001 par value; 400,000,000 shares authorized; 149,716,508 outstanding at March 31, 2006 and 149,067,597 outstanding at December 31, 2005	15	15
Additional paid-in-capital	2,761,226	2,752,208
Accumulated other comprehensive loss	(13,546)	(13,394)
Treasury stock, at cost	(30,453)	(30,453)
Accumulated deficit	(2,456,315)	(2,455,213)

Total stockholders’ equity	260,927	253,163

Total liabilities and stockholders’ equity	$457,204	$454,940

Statements of Cash Flows

Unaudited

(in thousands)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net Income (Loss)	$(1,102)	$383
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,452	6,050
Stock compensation expense	4,727	—
Asset disposals	86	9
Noncash interest expense	(126)	143
Allowance for doubtful accounts	837	529
Equity losses in investees	—	207
Gain on sale of business	(507)	—
Gain on sale of marketable securities and privately held investments	(882)	(568)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	19,202	6,361
Other assets	2,339	(148)
Accounts payable	(217)	170
Accrued liabilities	(3,526)	(3,449)
Other long-term liabilities	(33)	(146)

Net cash provided by operating activities	28,250	9,541

Cash flows from investing activities:
Purchase of marketable debt securities	(18,043)	(2,403)
Proceeds from sale of marketable debt securities	10,070	4,687
Proceeds from sales of investments in privately held companies	3,032	568
Investments in privately held companies	(31)	(850)
Net cash paid for acquisitions	(840)	(3,185)
Capital expenditures	(8,228)	(5,164)

Net cash used in investing activities	(14,040)	(6,347)

Cash flows from financing activities:
Net proceeds from exercise of options	3,895	2,573
Net proceeds from employee stock purchase plan	398	330
Proceeds from revolver borrowings	—	10,000
Principal payments on borrowings	—	(10,013)

Net cash provided by financing activities	4,293	2,890

Net increase (decrease) in cash and cash equivalents	18,503	6,084
Effect of exchange rate changes on cash and cash equivalents	(240)	(730)
Cash and cash equivalents at the beginning of the period	55,895	29,560

Cash and cash equivalents at the end of the period	$74,158	$34,914

Business Segments

Unaudited

(in thousands)

CNET’s primary areas of measurement and decision-making include two principal business segments. CNET has determined that its business segments are U.S. Media and International Media. U.S. Media consists of an online network focused on four content categories: personal technology, games and entertainment, business and community. International Media includes the delivery of online technology information and several technology print publications in non-U.S. markets. Management believes that segment operating income (loss) before depreciation, amortization and stock compensation expenses is an appropriate measure of evaluating the operating performance of the company’s segments. However, segment operating income (loss) before depreciation, amortization and stock compensation expense should not be considered a substitute for operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	U.S. Media	International Media	Other (1)	Total
Three Months Ended
March 31, 2006
Revenues	$67,783	$15,585	$—	$83,368
Operating expenses	57,355	16,835	12,179	86,369

Operating income (loss)	$10,428	$(1,250)	$(12,179)	$(3,001)

Three Months Ended
March 31, 2005
Revenues	$58,816	$12,408	$—	$71,224
Operating expenses	49,467	15,518	6,006	70,991

Operating income (loss)	$9,349	$(3,110)	$(6,006)	$233

(1)	For the three months ended March 31, 2006, Other represents operating expenses related to depreciation of $4,731, amortization of $2,721 and stock compensation expense of $4,727. For the three months ended March 31, 2005, Other represents operating expenses related to depreciation of $3,915 and amortization of $2,091.

Quarterly Statistical Highlights

Unaudited

	Q1-06	Q4-05	Q3-05	Q2-05	Q1-05
Total Quarterly Revenue ($mm)	$83.4	$103.3	$81.9	$80.4	$71.2
Revenue Distribution (%) (a)
Marketing Services	85%	89%	86%	86%	84%
Licensing, Fees and User	15%	11%	14%	14%	16%
Advertiser Metrics
CNET Networks Top 100 US Advertisers’ Renewal Rate (Q-to-Q)	96%	100%	97%	95%	97%
CNET Networks Top 100 US Advertisers’ % of Network Revenue	53%	55%	55%	55%	56%
Select Business Metrics
Network Unique Users (mm)	116.8	116.1	110.1	115.1	105.9
Network Average Daily Page Views (mm)	98.7	103.6	99.4	97.7	94.7
Balance Sheet Highlights ($mm)
Cash	$74.2	$55.9	$69.8	$42.2	$34.9
Marketable Debt Securities	62.1	54.1	38.3	32.1	42.3
Restricted Cash	2.2	2.2	4.6	19.8	19.8

Total Cash and Equivalents	$138.5	$112.2	$112.7	$94.1	$97.0
Total Debt	$141.7	$141.8	$141.3	$146.4	$146.5
Days Sales Outstanding (DSO)	70	71	66	67	72

(a)	Due to the sale of Computer Shopper magazine on February 2, 2006, CNET Networks no longer reports publishing revenue. The company’s international publishing revenue is now distributed in the marketing services and licensing, fee and user lines as described below:

Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising, and sales of advertisements in our print publications.

Licensing, Fees and User - licensing our product database, online content, subscriptions to online services, subscription and newsstand sales of print publications, and other paid services.

Guidance to the Investment Community

$ in millions, except per share	Q1-06 Actual	Q2-06 estimate Low - High	FY 2006 estimate Low - High
Total Revenues	$83.4	$88.5 - $92.0	$386.0 - $403.0

Operating income before depreciation, amortization and stock compensation expense	$9.2	$14.0 - $18.0	$86.0 - $96.0

Depreciation expense	($4.7)	($5.5)	($23.0)

Amortization expense	($2.7)	($2.6)	($10.5)

Stock compensation expense	($4.7)	($5.5) - ($5.0)	($24.0) - ($22.0)

Operating income (loss)	($3.0)	$0.9 - $4.4	$30.5 - $38.5

Interest income (expense), net	$0.5	$0.3	$1.2

Other income (expense)	$1.0	($0.2)	$0.4

Discontinued operations	$0.4	—	$0.4

Tax benefit (expense)	($0.0)	($0.7)	($2.3)

GAAP EPS (including stock compensation expense)	($0.01)	$0.00 - $0.02	$0.18 - $0.23

Pro forma EPS (excluding stock compensation expense)	$0.02	$0.03 - $0.06	$0.31 - $0.37

Operating Income Reconciliation

(in thousands)

	Three Months Ended March 31,
	2006	2005
Operating income (loss)	$(3,001)	$233
Stock compensation expense	4,727	—
Depreciation	4,731	3,915
Amortization of intangible assets	2,721	2,091

Operating income before depreciation, amortization and stock compensation expense	$9,178	$6,239

(a) Stock compensation expense is included in the above expense categories:
Cost of revenues	$1,897	$—
Sales and marketing	886	—
General and administrative	1,944	—

	$4,727	$—

(a)	On January 1, 2006, CNET Networks adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). CNET Networks’ financial statements as of and for the three months ended March 31, 2006 reflect the impact of SFAS 123(R). Prior to adoption of SFAS 123(R), CNET Networks accounted for stock compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In accordance with APB 25, CNET Networks accounted for stock-based awards using the intrinsic value method. Since CNET Networks, adopted the modified prospective transition method, results for prior period have not been restated under the fair value method. Therefore, for periods prior to January 1, 2006, no stock-based compensation expense had been recognized in CNET Networks’ statement of operations as the exercise price of options granted equaled the estimated fair market value of the underlying stock at date of grant.

We believe that “operating income before depreciation, amortization and stock compensation expense” is useful to management and investors as a supplement to our GAAP (accounting principles generally accepted in the United States) financial measures for evaluating the ability of the business to generate cash from operations. Depreciation and amortization are non-cash items and include within them amounts related to past transactions and expenditures that are not necessarily reflective of the current cash or capital requirements of the business. Stock compensation expense is a non-cash item that does not reflect upon the ability of the business to generate cash from operations.

Management refers to “operating income before depreciation, amortization and stock compensation expense” in making operating decisions and for planning and compensation purposes. A limitation associated with this measure is that it does not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue. Management compensates for these limitations by relying primarily on our GAAP financial measures, such as capital expenditures, and using “operating income before depreciation, amortization and stock compensation expense” only on a supplemental basis. Although depreciation and amortization are non-cash charges, the capitalized assets being depreciated and amortized will often have to be replaced in the future, and “operating income before depreciation and amortization” does not reflect any cash requirements for such replacements. This measure also does not take into account interest expense, or the cash requirements necessary to service interest or principal payments on our debt. Nor does the measure reflect changes in, or cash requirements for, our working capital needs. “Operating income before depreciation, amortization and stock compensation expense” should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with GAAP.

Reconciliation of Net Gain (Loss) from Unusual Items

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2006	2005
Net income (loss)	$(1,102)	$383

Stock compensation expense (1)	$4,727	$—
Gain on privately held investments (2)	(882)	(568)
Discontinued Operations (3)	(422)	(180)

Effect on earnings from unusual items	3,423	(748)

Net income (loss) excluding unusual items	$2,321	$(365)

Diluted net income per share excluding unusual items	$0.01	$(0.00)

Shares used in calculating diluted net income per share	155,980,475	151,392,920

(1)	During the three months ended March 31, 2006, the company recorded $4.7 million of stock compensation expense upon the adoption of SFAS 123(R). No amounts were recorded for stock compensation expense in 2005.

(2)	The company recognized $882,000 and $568,000 of gains on sales of privately held investments during the three months ended March 31, 2006 and 2005, respectively.

(3)	On February 2, 2006, the company sold its Computer Shopper Magazine business. The disposal of the business qualifies for discontinued operations accounting under the provisions of SFAS 144. As such, revenues and expenses of this business in prior periods has been reclassified to conform to discontinued operations presentation. The company recognized income from discontinued operations of $422,000, which includes a $507,000 gain associated with the sale, and $180,000 in the three months ended March 31, 2006 and 2005, respectively.

The company believes that this information is useful to investors because these items are infrequent in nature and may affect the comparability of the current quarter and full year results to other quarter and full year results.

Free Cash Flow Reconciliation

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2006	2005
Cash flow from operating activities	$28,250	$9,541
Capital expenditures	(8,228)	(5,164)

Free cash flow	$20,022	$4,377

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. The company believes that free cash flow provides useful information about the amount of cash generated by the business after the purchase of property and equipment. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.